(Exhibit 12)

                           INTERNATIONAL PAPER COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in millions)
                                   (Unaudited)

                                                                                                              Six Months Ended
                                                        For the Years Ended December 31,                          June 30,
                                     ------------------------------------------------------------------    ------------------------
              TITLE                     1994           1995          1996          1997          1998          1998          1999
---------------------------------    ----------    ----------    ----------    ----------    ----------    ----------    ----------
A) Earnings before income taxes,
   minority interest,
   extraordinary item and
   accounting changes                $    832.0    $  2,742.0    $    938.0    $    146.0    $    431.0    $    356.0    $     58.0

B) Less: Minority interest
   expense, net of taxes                  (54.0)       (166.0)       (180.0)       (140.0)        (87.0)        (41.0)        (74.0)

C) Add: Fixed charges excluding
   capitalized interest                   554.4         740.3         802.1         826.6         866.7         411.9         415.8

D) Add: Amortization of
   previously capitalized
   interest                                27.7          29.6          34.2          37.0          38.8          19.0           8.4

E) Less: Equity in undistributed
   earnings of affiliates                 (49.1)        (94.5)          6.2         (40.4)         23.7          11.8         (10.2)
                                     ----------    ----------    ----------    ----------    ----------    ----------    ----------

F) Earnings before income taxes,
   minority interest,
   extraordinary item,
   accounting changes and fixed
   charges                           $  1,311.0    $  3,251.4    $  1,600.5    $    829.2    $  1,273.2    $    757.7    $    398.0
                                     ==========    ==========    ==========    ==========    ==========    ==========    ==========

Fixed Charges

G) Interest and amortization of
   debt expense                      $    501.8    $    664.9    $    699.5    $    720.0    $    716.9    $    364.4    $    314.2

H) Interest factor attributable
   to rentals                              52.6          64.8          79.0          83.0          80.7          35.7          35.8

I) Preferred dividends of
   subsidiary                                            10.6          23.6          23.6          69.1          11.8          65.8

J) Capitalized interest                    39.6          66.9          71.2          71.6          53.2          29.2          15.9
                                     ----------    ----------    ----------    ----------    ----------    ----------    ----------

K) Total fixed charges               $    594.0    $    807.2    $    873.3    $    898.2    $    919.9    $    441.1    $    431.7
                                     ==========    ==========    ==========    ==========    ==========    ==========    ==========

L) Ratio of earnings to fixed charges      2.21          4.03          1.83                        1.38          1.72
                                     ==========    ==========    ==========                  ==========    ==========

M) Deficiency in earnings
   necessary to cover fixed
   charges                                                                     $    (69.0)                               $    (33.7)
                                                                               ==========                                ==========
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